Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-1

(Form type)

SRIVARU Holding Limited

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share	457	(c)	389,749,980	$0.101	(1)	$39,364,748	0.00014760	$5810.24	—	—	—	—
Fees Previously Paid	—	—	—		—	—		—	—		—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—			—	—	—	—	—	—	—
	Total Offering Amounts							$39,364,748		$5810.24
	Total Fees Previously Paid							—		—
	Total Fee Offsets							—		—
	Net Fee Due							$39,364,748		$5810.24

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on $0.101, the average of the high and low trading prices of SVMH’s ordinary shares on September 23, 2024, as reported by the Nasdaq Global Market.